Exhibit 15.1

September 7, 2018

Aflac Incorporated

Columbus, Georgia

Re: Registration Statement on Form S-3

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated May 3, 2018 and August 3, 2018 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Atlanta, Georgia